Exhibit 99.5

April 28, 2014

Dear Fellow Shareholder:

On January 21, 2014, we announced the signing of an Agreement and Plan of Merger and Reorganization with TriCo Bancshares, a bank holding company based in Chico, California. Under the terms of the merger agreement, North Valley will merge with and into TriCo and the offices of North Valley Bank will become Tri Counties Bank offices, subject to approval of the merger by the shareholders of both companies, the receipt of regulatory and other approvals and the satisfaction of customary closing conditions. As a result of the pending merger, the Board of Directors has decided to postpone the 2014 Annual Meeting of North Valley shareholders (including the election of directors), normally held in the month of May. Instead, North Valley will hold a special meeting of shareholders to vote on the TriCo transaction. In the following few months, you should expect to receive a notice of the meeting and a joint proxy statement/prospectus containing the information necessary to consider and vote on the TriCo transaction. In anticipation of that mailing, we take great pleasure in sending you the 2013 Annual Report of North Valley Bancorp (including Form 10-K and Form 10-K/A – Amendment No. 1), enclosed with this letter.

Pending receipt of the joint proxy statement/prospectus, you may obtain further information about the TriCo transaction by accessing documents previously filed (and to be filed) with the Securities and Exchange Commission at its website, www.sec.gov. Copies of the documents filed by North Valley may also be obtained free of charge by writing to the Corporate Secretary, North Valley Bancorp, 300 Park Marina Circle, Redding, California 96001.

TriCo, North Valley, and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of North Valley with respect to the transactions contemplated by the merger agreement. Information regarding North Valley’s officers and directors is included in North Valley’s 2013 Annual Report (see Form 10-K/A – Amendment No. 1 as filed with the SEC on or about April 28, 2014). A description of the interests of the directors and executive officers of TriCo and North Valley in the merger will be set forth in the joint proxy statement/prospectus and other relevant documents filed with the SEC when they become available.

On behalf of our staff and the entire Board of Directors, we thank you for your business and continued support.

Michael J. Cushman	J.M. “Mike” Wells, Jr.
President and CEO	Chairman of the Board